Exhibit 21.1

Guess?, Inc.
List of Subsidiaries

(as of 12/31/06)

Investment In	Location	Owned By	Percentage of Ownership
Guess? Apparel Retail, B.V.	Netherlands	Guess? Europe, B.V.	100%
Guess? Asia Limited	Hong Kong	Guess? Europe, B.V.	100%
Guess? Bermuda Holdings, LLC	United States	Guess?, Inc.	100%
Guess? Bermuda, LP	Bermuda	Guess? Bermuda Holdings, LLC	99	%(1)
Guess? Canada Corporation	Canada	Guess?, Inc.	100%
Guess.com, Inc.	United States	Guess?, Inc.	100%
Guess? Europe, B.V.	Netherlands	Guess?, Inc.	100%
Guess France SAS	France	Guess? Europe, B.V.	100%
Guess? Holdings Korea LimitedLiability Company	Korea	Guess? Europe, B.V.	100%
Guess? IP GP LLC	United States	Guess? Licensing, Inc.	100%
Guess? IP Holder LP	United States	Guess? IP LP LLC	82	.7%(2)
Guess? IP LP LLC	United States	Guess?, Inc.	100%
Guess Italia, Srl	Italy	Guess? Europe, B.V.	100%
Guess? Licensing, Inc.	United States	Guess?, Inc.	100%
Guess Operations Ireland Limited	Ireland	Guess? Europe, B.V.	100	%(3)
Guess? Retail, Inc.	United States	Guess?, Inc.	100%
Guess Swiss Sagl	Switzerland	Guess? Europe, B.V.	99	%(4)
Guess Swiss Europe Sagl	Switzerland	Guess? Europe, B.V.	99	%(5)
Guess UK Limited	United Kingdom	Guess? Europe, B.V.	100%
Guess? Value LLC	United States	Guess? Retail, Inc	100%
Grupo Guess, S. de R.L. de C.V.	Mexico	Guess? Europe, B.V.	51	%(6)
Focus Europe, Srl	Italy	Guess? Europe, B.V.	75	%(7)
F.P. France Sarl	France	Focus Europe, Srl	100%

(1)             The remaining 1   % is owned by Guess?, Inc.

(2)             The remaining 17.3   % is owned by Guess? IP GP LLC

(3)             Dormant

(4)             The remaining 1   % is owned by Guess Italia, Srl

(5)             The remaining 1   % is owned by Guess? Apparel Retail, B.V.

(6)             The remaining 49   % is owned by Adivina S.A. de C.V., a Mexican company

(7)             The remaining 25   % is owned by Focus Pull SpA, an Italian company